Exhibit 99.1

Select Energy Services Reports Third Quarter 2020 Financial Results And Operational Updates

Revenue of $101 million generated during the third quarter of 2020, up 10% sequentially

$19 million net increase in cash during the third quarter of 2020

Total available liquidity of $233 million, including $185 million of cash and cash equivalents, and no debt outstanding at the end of the third quarter of 2020

HOUSTON, Nov. 3, 2020 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or "the Company"), a leading provider of water management and chemical solutions to the U.S. unconventional oil and gas industry, today announced results for the quarter ended September 30, 2020.

Holli Ladhani, President and CEO, stated, "While the third quarter was not without its challenges, based on recent discussions with our customers, I believe we've already seen the market bottom of the current downturn. We continue to closely monitor the global crude oil demand outlook, and though current market conditions remain challenging, we are experiencing significant ongoing positive trends, with activity levels having increased steadily over the course of the third quarter. We generally expect these positive trends to continue, and anticipate further activity improvements in 2021.

"Our revenue growth during the third quarter was driven by strong recoveries in our Oilfield Chemicals segment and our Bakken infrastructure, two businesses with high operating leverage, resulting in strong incremental gross margins quarter over quarter. And while we were unable to get back to breakeven EBITDA for the third quarter, we remain on an encouraging trajectory, reaching positive Adjusted EBITDA levels in September on a normalized basis. We remain optimistic about the future and are moving into the fourth quarter with steady momentum.

"We delivered our eleventh consecutive quarter of positive free cash flow, with meaningful contribution from working capital in addition to the team's disciplined restraint around capital expenditures. This resulted in cash flow from operations less capital expenditures, net of asset sales, of $19 million during the third quarter, for a total of $117 million through the first nine months of 2020. With $185 million of cash and cash equivalents at quarter end and no bank debt, we remain very well-positioned to navigate this downturn, and to capitalize on opportunities created by the current market dislocation and future recovery.

"Looking ahead, we are confident that we will identify opportunities to deliver clear shareholder value and enhance our market position, while protecting our strong balance sheet. At the same time, we are prepared to remain disciplined and patient to ensure we deliver value," concluded Ladhani.

Consolidated Financial Information

Revenue for the third quarter of 2020 was $101.2 million as compared to $92.2 million in the second quarter of 2020 and $329.0 million in the third quarter of 2019. Net loss for the third quarter of 2020 was $36.3 million as compared to a net loss of $53.0 million in the second quarter of 2020 and net income of $7.2 million in the third quarter of 2019.

Gross loss was $16.9 million in the third quarter of 2020 as compared to a gross loss of $23.7 million in the second quarter of 2020 and gross profit of $41.0 million in the third quarter of 2019. Total gross margin for Select was (16.7%) in the third quarter of 2020 as compared to (25.7%) in the second quarter of 2020 and 12.5% in the third quarter of 2019. Gross margin before depreciation and amortization ("D&A") for the third quarter of 2020 was 6.9% as compared to 1.9% for the second quarter of 2020 and 21.1% for the third quarter of 2019.

SG&A during the third quarter of 2020 was $16.0 million as compared to $17.7 million during the second quarter of 2020 and $27.3 million during the third quarter of 2019. SG&A during the third quarter of 2020 was impacted by non-ordinary course bad debt reserve accruals of $1.1 million and $0.5 million of other non-recurring costs primarily related to the settlement of legacy legal claims relating to previously acquired businesses.

Adjusted EBITDA was ($4.7) million in the third quarter of 2020 as compared to ($8.3) million in the second quarter of 2020 and $48.9 million in the third quarter of 2019. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit (loss) and of Adjusted EBITDA (non-GAAP measure) to net income (loss).

Select's consolidated Adjusted EBITDA during the quarter of 2020 includes $6.4 million of non-recurring or non-cash adjustments, including $1.6 million of other non-recurring charges primarily related to legacy sales tax audits of previously acquired businesses, $1.4 million of losses on asset sales, $0.7 million in lease abandonment costs, and $0.5 million in transaction costs. Non-cash compensation expense accounted for an additional $2.2 million adjustment.

Business Segment Information

The Water Services segment generated revenues of $54.5 million in the third quarter of 2020, as compared to $55.8 million in the second quarter of 2020 and $196.8 million in the third quarter of 2019. Gross margin before D&A for Water Services was 3.0% in the third quarter of 2020 as compared to 3.2% in the second quarter of 2020 and 21.9% in the third quarter of 2019. While revenues and margins improved off of monthly lows in the second quarter, quarterly revenues modestly declined sequentially while margins held relatively flat. Pricing pressures remain a challenge in this segment and the improving revenue trajectory in the third quarter was not able to fully make up for the strength of April revenues that began the second quarter.

The Water Infrastructure segment generated revenues of $16.2 million in the third quarter of 2020 as compared to $15.3 million in the second quarter of 2020 and $64.0 million in the third quarter of 2019. Gross margin before D&A for Water Infrastructure was 20.7% in the third quarter of 2020 as compared to 9.3% in the second quarter of 2020 and 26.9% in the third quarter of 2019. Sequential revenue increases were largely driven by increased volumes on the Bakken Pipelines, and gross margins were significantly improved due to the increased revenue weighting from the segment's higher margin businesses including the Bakken Pipelines and disposal systems.

The Oilfield Chemicals segment generated revenues of $30.6 million in the third quarter of 2020, as compared to $21.1 million in the second quarter of 2020 and $67.9 million in the third quarter of 2019. Gross margin before D&A for Oilfield Chemicals was 6.6% in the third quarter of 2020 as compared to (6.8%) in the second quarter of 2020 and 15.6% in the third quarter of 2019. Revenues and gross margins improved significantly driven by improving demand for both the segment's completions chemicals and water treatment solutions.

Cash Flow and Balance Sheet

Cash flow from operations for the third quarter of 2020 was $17.1 million as compared to $56.0 million in the second quarter of 2020 and $67.5 million in the third quarter of 2019. Cash flow from operations during the third quarter of 2020 included a $26.0 million contribution from net working capital changes. Capital expenditures for the third quarter of 2020 were $2.6 million, which combined with ordinary course asset sales during the quarter of $4.8 million, resulted in a $2.2 million positive cash inflow from investing activities during the third quarter of 2020. Cash flow from operations less capital expenditures, net of asset sales, was $19.3 million during the third quarter of 2020. For the third quarter of 2020, the Company had 84,794,286 weighted average Class A shares outstanding and 16,221,101 weighted average Class B shares outstanding.

Total liquidity was $233.4 million as of September 30, 2020, as compared to $274.0 million as of December 31, 2019. The Company had no borrowings outstanding under its revolving credit facility as of September 30, 2020 and December 31, 2019. As of September 30, 2020, and December 31, 2019, the borrowing base under the revolving credit facility was $63.6 million and $214.6 million, respectively. The borrowing capacity under the revolving credit facility was reduced by outstanding letters of credit of $15.6 million and $19.9 million as of September 30, 2020 and December 31, 2019, respectively. As of September 30, 2020, the Company had approximately $48.0 million of available borrowing capacity under its revolving credit facility, after giving effect to the $15.6 million of outstanding letters of credit. The significant reduction in the borrowing base since December 31, 2019 was driven primarily by the meaningful reductions in accounts receivables during the nine months ended September 30, 2020, which represent the primary collateral for the borrowing base, due to largely successful collections efforts combined with significantly reduced revenue levels. Total cash and cash equivalents were $185.4 million as of September 30, 2020 as compared to $79.3 million as of December 31, 2019.

Conference Call

Select has scheduled a conference call on Wednesday, November 4, 2020 at 10:00 a.m. Eastern time / 9:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through November 18, 2020 and may be accessed by calling 201-612-7415 using passcode 13711684#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services, Inc. ("Select") is a leading provider of comprehensive water management and chemical solutions to the unconventional oil and gas industry in the United States. Select provides for the sourcing and transfer of water, both by permanent pipeline and temporary hose, prior to its use in the drilling and completion activities associated with hydraulic fracturing, as well as complementary water-related services that support oil and gas well completion and production activities, including containment, monitoring, treatment and recycling, flowback, hauling, gathering and disposal. Select, under its Rockwater Energy Solutions brand, develops and manufactures a full suite of specialty chemicals used in the well completion process and production chemicals used to enhance performance over the producing life of a well. Select currently provides services to exploration and production companies and oilfield service companies operating in all the major shale and producing basins in the United States. For more information, please visit Select's website, http://www.selectenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "believe," "expect," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions and the resulting severe disruption in the oil and gas industry and negative impact on demand for oil and gas, which is negatively impacting our business; actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the level of capital spending and access to capital markets by oil and gas companies, including significant recent reductions and potential additional reductions in capital expenditures by oil and gas producers in response to commodity prices and dramatically reduced demand; trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequently filed Quarterly Reports on Form 10-Q and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenue
Water Services	$54,516	$196,782	$259,834	$619,388
Water Infrastructure	16,165	63,953	89,227	169,279
Oilfield Chemicals	30,561	67,932	122,705	197,762
Other	—	301	—	29,072
Total revenue	101,242	328,968	471,766	1,015,501
Costs of revenue
Water Services	52,861	153,741	235,989	472,013
Water Infrastructure	12,816	46,748	74,500	126,634
Oilfield Chemicals	28,558	57,357	110,996	170,935
Other	30	1,865	37	30,365
Depreciation and amortization	23,877	28,263	75,567	88,624
Total costs of revenue	118,142	287,974	497,089	888,571
Gross (loss) profit	(16,900)	40,994	(25,323)	126,930
Operating expenses
Selling, general and administrative	15,955	27,280	58,902	86,953
Depreciation and amortization	685	952	2,204	2,858
Impairment of goodwill and trademark	—	—	276,016	4,396
Impairment and abandonment of property and equipment	—	49	7,910	942
Lease abandonment costs	672	238	2,493	1,494
Total operating expenses	17,312	28,519	347,525	96,643
(Loss) income from operations	(34,212)	12,475	(372,848)	30,287
Other income (expense)
Gain (loss) on sales of property and equipment and divestitures, net	891	(2,033)	(1,727)	(8,233)
Interest expense, net	(789)	(438)	(1,633)	(2,370)
Foreign currency gain (loss), net	13	(59)	(6)	268
Other expense, net	(2,364)	(272)	(4,805)	(62)
(Loss) income before income tax benefit (expense)	(36,461)	9,673	(381,019)	19,890
Income tax benefit (expense)	201	(2,501)	495	(3,250)
Net (loss) income	(36,260)	7,172	(380,524)	16,640
Less: net loss (income) attributable to noncontrolling interests	5,719	(1,793)	59,823	(3,926)
Net (loss) income attributable to Select Energy Services, Inc.	$(30,541)	$5,379	$(320,701)	$12,714

Net (loss) income per share attributable to common stockholders:
Class A—Basic	$(0.36)	$0.07	$(3.76)	$0.16
Class B—Basic	$—	$—	$—	$—

Net (loss) income per share attributable to common stockholders:
Class A—Diluted	$(0.36)	$0.07	$(3.76)	$0.16
Class B—Diluted	$—	$—	$—	$—

SELECT ENERGY SERVICES, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$185,438	$79,268
Accounts receivable trade, net of allowance for credit losses of $9,731 and $5,773, respectively	92,148	267,628
Accounts receivable, related parties	595	4,677
Inventories	34,366	37,542
Prepaid expenses and other current assets	19,815	26,486
Total current assets	332,362	415,601
Property and equipment	907,980	1,015,379
Accumulated depreciation	(538,380)	(562,986)
Property and equipment held-for-sale, net	—	885
Total property and equipment, net	369,600	453,278
Right-of-use assets, net	57,402	70,635
Goodwill	—	266,934
Other intangible assets, net	118,801	136,952
Other assets, net	2,468	4,220
Total assets	$880,633	$1,347,620
Liabilities and Equity
Current liabilities
Accounts payable	$11,037	$35,686
Accrued accounts payable	13,058	47,547
Accounts payable and accrued expenses, related parties	300	2,789
Accrued salaries and benefits	14,811	20,079
Accrued insurance	10,227	8,843
Sales tax payable	678	2,119
Accrued expenses and other current liabilities	13,296	15,375
Current operating lease liabilities	14,611	19,315
Current portion of finance lease obligations	304	128
Total current liabilities	78,322	151,881
Long-term operating lease liabilities	64,217	72,143
Other long-term liabilities	12,698	10,784
Total liabilities	155,237	234,808

Class A common stock, $0.01 par value; 350,000,000 shares authorized and 86,824,127 shares issued and outstanding as of September 30, 2020; 350,000,000 shares authorized and 87,893,525 shares issued and outstanding as of December 31, 2019	868	879
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of September 30, 2020 and December 31, 2019	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of September 30, 2020 and December 31, 2019	162	162
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of September 30, 2020 and December 31, 2019	—	—
Additional paid-in capital	904,832	914,699
Accumulated (deficit) retained earnings	(299,264)	21,437
Total stockholders' equity	609,598	937,177
Noncontrolling interests	115,798	175,635
Total equity	725,396	1,112,812
Total liabilities and equity	$880,633	$1,347,620

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Nine months ended September 30,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(380,524)	$16,640
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	77,771	91,482
Net loss on disposal of property and equipment	1,316	4,971
Bad debt expense	6,108	1,764
Amortization of debt issuance costs	516	516
Inventory write-downs	787	228
Equity-based compensation	4,058	11,874
Impairment of goodwill and trademark	276,016	4,396
Impairment and abandonment of property and equipment	7,910	942
Loss on divestitures	411	3,262
Other operating items, net	158	259
Changes in operating assets and liabilities
Accounts receivable	171,700	14,835
Prepaid expenses and other assets	11,761	9,774
Accounts payable and accrued liabilities	(58,160)	(18,727)
Net cash provided by operating activities	119,828	142,216
Cash flows from investing activities
Working capital settlement	—	691
Proceeds received from divestitures	197	24,927
Purchase of property and equipment	(19,100)	(86,374)
Acquisitions, net of cash received	—	(10,400)
Proceeds received from sales of property and equipment	15,854	13,958
Net cash used in investing activities	(3,049)	(57,198)
Cash flows from financing activities
Borrowings from revolving line of credit	—	5,000
Payments on long-term debt	—	(50,000)
Payments of finance lease obligations	(189)	(743)
Proceeds from share issuance	59	110
Contributions from (distributions to) noncontrolling interests	383	(349)
Repurchase of common stock	(10,876)	(13,401)
Net cash used in financing activities	(10,623)	(59,383)
Effect of exchange rate changes on cash	14	127
Net increase in cash and cash equivalents	106,170	25,762
Cash and cash equivalents, beginning of period	79,268	17,237
Cash and cash equivalents, end of period	$185,438	$42,999

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income, plus interest expense, taxes and depreciation & amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to accounting principles generally accepted in the U.S. ("GAAP"), plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures and plus/(minus) foreign currency losses/(gains). We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit (loss) is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the year ended December 31, 2019.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in thousands)
Net (loss) income	$(36,260)	$7,172	$(380,524)	$16,640
Interest expense, net	789	4338	1,633	2,370
Income tax (benefit) expense	(201)	2,501	(495)	3,250
Depreciation and amortization	24,562	29,215	77,771	91,482
EBITDA	(11,110)	39,326	(301,615)	113,742
Impairment of goodwill and trademark	—	—	276,016	4,396
Non-recurring severance expenses	—	—	7,168	1,680
Impairment and abandonment of property and equipment	—	49	7,910	942
Yard closure costs related to consolidating operations	—	—	2,961	—
Non-cash loss on sale of assets or subsidiaries	1,400	3,648	6,901	16,868
Lease abandonment costs	672	238	2,493	1,494
Non-cash compensation expenses	2,242	3,566	4,058	11,874
Foreign currency (gain) loss, net	(13)	59	6	(268)
Non-recurring transaction costs	527	2,025	3,150	3,099
Other non-recurring charges	1,622	—	1,622	75
Adjusted EBITDA	$(4,660)	$48,911	$10,670	$153,902

The following table presents a reconciliation of gross profit before D&A to total gross profit (loss), which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	September 30, 2020	June 30, 2020	September 30, 2019
	(unaudited)
	(in thousands)
Gross (loss) profit by segment
Water services	$(13,233)	$(14,088)	$23,622
Water infrastructure	(3,207)	(5,594)	10,796
Oilfield chemicals	(430)	(4,034)	8,140
Other	(30)	(3)	(1,564)
As reported gross (loss) profit	(16,900)	(23,719)	40,994

Plus depreciation and amortization
Water services	14,888	15,881	19,419
Water infrastructure	6,556	7,023	6,409
Oilfield chemicals	2,433	2,604	2,435
Other	—	—	—
Total depreciation and amortization	23,877	25,508	28,263

Gross profit before D&A	$6,977	$1,789	$69,257

Gross profit (loss) before D&A by segment
Water services	1,655	1,793	43,041
Water infrastructure	3,349	1,429	17,205
Oilfield chemicals	2,003	(1,430)	10,575
Other	(30)	(3)	(1,564)
Total gross profit before D&A	$6,977	$1,789	$69,257

Gross margin before D&A by segment
Water services	3.0%	3.2%	21.9%
Water infrastructure	20.7%	9.3%	26.9%
Oilfield chemicals	6.6%	(6.8%)	15.6%
Other	n/a	n/a	(519.6%)
Total gross margin before D&A	6.9%	1.9%	21.1%